Exhibit 10.12

June 27, 2014

Rupert Murdoch

Executive Chairman

News Corporation

1211 Avenue of the Americas

New York, NY 10036

Re: Annual Cash Incentive and Performance-Based Long-Term Incentive

Dear Rupert:

The purpose of this letter (the “Agreement”) is to address the treatment of your annual cash incentive and long-term incentive awards upon the occurrence of certain termination events. In the event of any conflict between this Agreement and any award agreement or terms and conditions notice relating to any long-term incentive awards, this Agreement shall control.

Annual Cash Incentive

To the extent you are eligible to receive an annual cash incentive (the “Annual Bonus”) as determined by the Compensation Committee of the Board of Directors of News Corporation (the “Company”), such Annual Bonus will be subject to the following provisions upon any event of termination:

Termination due to death or Disability (as defined below) —You shall be entitled to receive any Annual Bonus payable but not yet paid in respect of any fiscal year prior to the date such termination occurs and a pro rata portion of the Annual Bonus you would have earned for the fiscal year of such termination had no termination occurred. Such pro rata portion shall be calculated based on the target opportunity and based on the number of days you were employed by the Company in the fiscal year during which your employment terminated compared to the total number of days in such fiscal year.

Termination for any reason other than death or Disability (as defined below) —You shall be entitled to receive any Annual Bonus payable but not yet paid in respect of any fiscal year prior to the date such termination occurs and a pro rata portion of the Annual Bonus you would have earned for the fiscal year of such termination had no termination occurred. Such pro rata portion shall be calculated based solely on the Compensation Committee’s assessment of Company financial and operational performance as compared to the Company’s annual budget established in connection with the Annual Bonus described herein, provided that any threshold criteria established by the Compensation Committee as a condition of the payment of the Annual Bonus is satisfied.

Performance-Based Long-Term Incentive

In addition, you shall be eligible to participate in the News Corporation Performance-Based Long-Term Incentive Program (the “PSU Program”). Your awards under the PSU Program will be subject to the following provisions upon any event of termination:

Any type of termination on or prior to the last day of the first fiscal year of the applicable Performance Period —The entire award will be forfeited.

Termination other than for Cause (as defined below), including termination due to Retirement (as defined below), that occurs within the second or third fiscal years of the applicable Performance Period — You shall be entitled to receive the full value of any award which will be calculated at the end of the Performance Period as if no termination had occurred and such award shall be payable when such award would have been paid had no termination occurred.

Termination by the Company for Cause (as defined below) that occurs within the second or third fiscal years of the applicable Performance Period —You shall be entitled to receive the pro rata value of any award which will be calculated at the end of the Performance Period based on (a) the payout that you would have received if no termination had occurred multiplied by (b)(1) the number of days you were employed by the Company during the Performance Period divided by (2) the total number of days in such Performance Period.

For purposes of this Agreement:

“Disability” shall mean if you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Retirement” shall mean your resignation or termination of employment after attainment of age 60 with ten years of service with the Company or any of its affiliates so long as you are not then employed by another company.

“Cause” shall mean (a) a deliberate and material breach by you of your duties and responsibilities that results in material harm to the Company and its affiliates which breach is committed without reasonable belief that such breach is in, or not contrary to, the best interests of the Company, and is not remedied within 30 days after receipt of written notice from the Company specifying such breach, (b) your plea of guilty or nolo contendere to, or nonappealable conviction of, a felony, which conviction or plea causes material damage to the reputation or financial position of the Company, or (c) your addiction to drugs or alcohol that results in a material breach of your duties and responsibilities and that results in material harm to the Company and its affiliates, which addiction is not remedied within 30 days after receipt of written notice from the Company specifying such breach.

Sincerely,

NEWS CORPORATION

By:	/s/ Michael L. Bunder
Name: Michael L. Bunder
Title: Senior Vice President,
Deputy General Counsel &
Corporate Secretary

2